EXHIBIT 10.15

Quovadx, Inc.
6400 Fiddler’s Green Circle, Suite 1000
Englewood, Colorado 80111

Employment Letter

April 7, 2004

Mr. Melvin Keating
18 Driftwood Drive
Livingston, NJ 07039

Dear Melvin:

Please allow this letter to serve as the entire agreement between Quovadx, Inc. (the “Company”) and you, Melvin Keating (the “Employee”) with respect to certain aspects of your employment with the Company.

Acknowledgement

The Company acknowledges and agrees that the Employee is and will remain a partner of, and has and will retain an interest in, Tatum CFO Partners, LLP (“Tatum”), which will benefit the Company in that the Employee will have access to certain Tatum resources. The Company further acknowledges and agrees that the Employee has requested that a portion of the compensation otherwise payable to the Employee instead be paid to Tatum as compensation for Tatum’s provision of resources to the Employee as provided in the Resources Agreement between the Company and Tatum, dated on or about the date of this agreement. The Company and the Employee agree that any payments made to Tatum will not be included in the Employee’s compensation for purposes of determining taxable income and should not be reflected as compensation in the Employee’s W-2 report.

Beginning Date

The Employee will work for the Company beginning on April 13, 2004. This contract will expire on the later of (i) July 31, 2004, or (ii) the date a full-time chief financial officer commences employment with the Company.

Compensation

Salary: $28,000 per month during the Employee’s engagement with the Company

16 2/3% of the salary otherwise payable to the Employee instead shall be paid to Tatum. Based on a salary of $28,000 per month, the Employee will be paid $23,333 per month.

Cash Bonus: Twenty five (25) percent of any bonus otherwise payable to the Employee for the duration of his engagement instead will be paid to Tatum at the end of such engagement. The Employee will be eligible to receive a bonus based on milestones to be set by the Board of Directors and will be paid at the discretion of the Board of Directors predicated on the achievement of the milestones so set. It is suggested that the milestones be established during the first two (2) weeks of the engagement.

Expenses: All reasonable out of pocket expenses, which will include reasonable living expenses away from home (New Jersey), travel to the Company location in Colorado (based on a reasonable frequency schedule) as well as other expenses approved by the Company and consistent with the Company’s expense reimbursement policy.

Quovadx, Inc.

Benefits

The Company will provide the Employee with written evidence that the Company maintains adequate director and officer insurance to cover the Employee at no additional cost to the Employee, and the Company will maintain such insurance at all times while this agreement remains in effect.

The Company agrees to indemnify the Employee to the full extent permitted by law for any losses, costs, damages, and expenses, including reasonable attorneys’ fees, as they are incurred, in connection with any cause of action, suit, or other proceeding arising in connection with employment with the Company including, but not limited to, indemnification for deductibles on insurance policies.

Termination

The Company may terminate the Employee’s employment for any reason upon at least 30 days’ prior written notice to the Employee, such termination to be effective on the date specified in the notice, provided that such date is no earlier than 30 days from the date of delivery of the notice. Likewise, the Employee may terminate his or her employment for any reason upon at least 30 days’ prior written notice to the Company, such termination to be effective on the date 30 days following the date of the notice. The Employee will continue to render services and to be paid during such 30-day period, regardless of who gives such notice. The Employee may terminate this letter agreement immediately if the Company has not remained current in its obligations under this letter or if the Company engages in or asks the Employee to engage in or to ignore any illegal or unethical conduct.

This agreement will terminate immediately upon the death or permanent disability of the Employee. For purposes of this agreement, permanent disability will be as defined by the applicable policy of disability insurance or, in the absence of such insurance, by the Company’s Board of Directors acting in good faith.

The Employee’s Salary will be prorated for the final pay period based on the number of days in the final pay period up to the effective date of termination or expiration.

If the termination of this Agreement is within 90 days of the Beginning Date, the Employee will be entitled to receive a payment equal to the full three (3) month’s value of the contract less any monies paid through termination date plus all Cash Bonuses due as indicated in the Cash Bonus section.

Miscellaneous

This agreement contains the entire agreement between the parties with respect to the matters contained herein, superseding any prior oral or written statements or agreements.

The provisions in this agreement concerning the payment of Salary and Bonuses will survive any termination or expiration of this agreement.

Neither party will be liable for any delay or failure to perform under this Agreement (other than with respect to payment obligations) if and to the extent such delay or failure is a result of an act of God, war, earthquake, civil disobedience, court order, labor dispute, or other cause beyond such party’s reasonable control.

Quovadx, Inc.

The terms of this letter agreement are severable and may not be amended except in a writing signed by the parties. If any portion of this agreement is found to be unenforceable, the rest of this agreement will be enforceable except to the extent that the severed provision deprives either party of a substantial portion of its bargain.

This agreement will be governed by and construed in all respects in accordance with the laws of the State of Colorado, without giving effect to conflicts-of-laws principles.

Each person signing below is authorized to sign on behalf of the party indicated, and in each case such signature is the only one necessary.

Please sign below and return a signed copy of this letter to indicate your agreement with its terms and conditions.

Sincerely yours,

Quovadx, Inc.

By:	/s/ James B. Hoover

Signature

Name: Jim Hoover
Title: Director

Acknowledged and agreed by:

EMPLOYEE:

/s/ Melvin L. Keating

(Signature)

Melvin L. Keating

(Print name)

Date:	4/8/04

April 7, 2004

Quovadx, Inc.
6400 Fiddler’s Green Circle, Suite 1000
Englewood, CO 80111

Dear Mr. Hoover:

We are pleased that you have selected a Tatum Partner to be an employee of your company. Because your Tatum Partner will be your employee, while at the same time having ongoing access to the resources of Tatum Partners, it is important that we explain and agree how Tatum’s resources are accessed and the responsibility for the use of those resources. This letter and the attached Schedule A will serve as the entire agreement between Quovadx, Inc. (the “Company”) and Tatum CFO Partners, LLP (“Tatum”) (the “Resources Agreement”).

Tatum understands that the Company desires to hire Melvin Keating one of our partners, as an employee of the Company (the “Employee”) and acknowledges that the Employee is and will remain a partner in our firm so that he or she will have access to our firm’s resources for use in his or her employment with the Company. These resources (the “Resources”) include a platform for knowledge sharing, e.g., database access, specialized software and patent-pending processes, specialized work product and training, and virtual access to other Tatum partners through Tatum’s proprietary internet portal (the “Tatum Portal”).

This Resources Agreement sets forth the rights of the Company, through the Employee, to use such resources for the benefit of the Company, and for the payment of compensation for such resources in lieu of an amount otherwise payable to the Employee for use of such resources.

Since the Employee will be under the control and direct management of the Company, and not Tatum, we cannot assume the same risks as if Tatum itself served as part of the Company’s management team. Tatum’s obligations to the Company are exclusively those set forth in this Resources Agreement. Schedule A sets forth provisions dealing with the limitation of Tatum’s liability and other related terms and conditions, which allow Tatum to provide this unique relationship. This offers both the value of a traditional employment relationship, through separate employment directly with the Employee, and the resources and benefits of a national firm through the provision of Resources pursuant to this Resources Agreement.

Allocation of Compensation

The Company acknowledges and agrees that the Employee has requested that a portion of the compensation, as it may be adjusted from time to time, that otherwise would be payable to the Employee, instead be paid to Tatum as compensation for Tatum’s provision of Resources to the Employee as described in this Resources Agreement (the “Tatum Compensation”):

The Company will pay Tatum, in lieu of the Employee, a portion of the Employee’s Salary (as defined below) and a portion of any Bonuses (also as defined below) otherwise payable to the Employee as follows:

Salary: 16 2/3% of the Employee’s Salary
Bonus: 25% of any Cash Bonus of the Employee

For purposes of this Resources Agreement, “Salary” means any compensation, except Bonuses, paid the Employee for services, including any payments due to termination of employment, severance, or like payments. For purposes of this Resources Agreement, “Cash Bonus” means any contingent cash consideration (i.e., not yet realized in cash) that is paid in connection with services rendered by the Employee.

Payments of Tatum Compensation related to Salary and Cash Bonus will be made directly to Tatum at the same time as such payments are made to the Employee. Such payments should be made by direct deposit through the Company’s payroll, or, if not available, by check. The Company and Tatum agree that any payments made to Tatum that would otherwise be payable to the Employee will not be included in the Employee’s compensation for purposes of determining taxable income and should not be reflected as compensation in the Employee’s W-2 report.

Termination

This Resources Agreement will terminate immediately upon the effective date of termination or expiration of the Employee’s employment with the Company.

Tatum’s obligation to provide the Resources will terminate immediately if and when the Employee ceases to be a partner of Tatum, even if the Employee continues to render services to the Company as an employee or independent contractor. If the Employee ceases to be a partner of Tatum but either continues to render services to the Company as an employee or independent contractor or ceases to render services to the Company but resumes rendering services to the Company within twelve (12) months thereafter, the Company acknowledges that Tatum will have been instrumental in providing Resources to the Employee, which benefits the Company. Therefore, the Company agrees to pay Tatum the Tatum Compensation as provided in the Allocation of Compensation section above for a period of twelve (12) months following the date of termination or expiration of this Resources Agreement or following the date of resumption of the Employee’s services to the Company, as applicable, as compensation for such Resources and the right of the Company to continue using the work product derived from the Resources. For this purpose, Salary will include all compensation paid for the Employee’s rendering services to the Company, even if the Employee is engaged by the Company as an independent contractor, and the Tatum Compensation will be payable on any Cash or Equity Bonuses for which the Employee becomes eligible during such 12-month period, regardless of when they vest or are paid.

In the event that either party commits a breach of this Resources Agreement and fails to cure the same within ten (10) days following delivery by the non-breaching party of written notice specifying the nature of the breach, the non-breaching party will have the right to terminate this Resources Agreement immediately effective upon written notice of such termination.

Miscellaneous

This Resources Agreement contains the entire agreement between Tatum and the Company, superseding any prior oral or written statements or agreements.

Neither the Company nor Tatum will be deemed to have waived any rights or remedies accruing under this Resources Agreement unless such waiver is in writing and signed by the party electing to waive the right or remedy. This Resources Agreement binds and benefits the successors of Tatum and the Company.

Neither party will be liable for any delay or failure to perform under this Agreement (other than with respect to payment obligations) if and to the extent such delay or failure is a result of an act of God, war, earthquake, civil disobedience, court order, labor dispute, or other cause beyond such party’s reasonable control.

The terms of this Resources Agreement are severable and may not be amended except in a writing signed by Tatum and the Company. If any portion of this Resources Agreement is found to be unenforceable, the rest of the Resources Agreement will be enforceable except to the extent that the severed provision deprives either party of a substantial portion of its bargain.

The provisions in this Resources Agreement concerning payment of the Tatum Compensation, limitation of liability, and arbitration will survive any termination or expiration of this Resources Agreement.

This Resources Agreement will be governed by and construed in all respects in accordance with the laws of the State of Colorado, without giving effect to conflicts-of-laws principles.

Each person signing below is authorized to sign on behalf of the party indicated, and in each case such signature is the only one necessary.

Mailing Address for Payments only:

Tatum CFO Partners, LLP
P.O. Box 403291
Atlanta, Georgia 30384-3291

Electronic Payment Instructions for Deposit and Tatum Fees:

Bank Name: Bank of America
Branch: Atlanta
Routing Number: 061 000 052
Account Name: Tatum CFO Partners, LLP
Account Number: 003 279 247 763

Please sign below and return a signed copy of this letter to indicate the Company’s agreement with its terms and conditions.

We look forward to serving you.

Sincerely yours,

TATUM CFO PARTNERS, LLP

/s/ John Luongo

Signature

John Luongo

(Print name)
Area Managing Partner for TATUM CFO
PARTNERS, LLP

Acknowledged and agreed by:

QUOVADX, INC.

By:	/s/ James B. Hoover

Title:	Director

Date:	April 9, 2004

Schedule A

Disclaimers and Related Terms

Disclaimers & Limitations of Liability

It is to be understood that Tatum does not have a contractual obligation to the Company other than to make its resources available to the Employee by virtue of that Employee being a partner in Tatum. Tatum Compensation will be for the resources provided and not as compensation as an employee or partner of or in a joint venture with the Company or as an employer of the Employee, and Tatum will have no control or management over the Employee. Tatum’s obligation under this Resources Agreement is to make Tatum’s resources available to the Employee for the benefit of the Company under the terms and conditions of this Resources Agreement.

The Company acknowledges that any Resources will be provided by Tatum to the Employee as a tool to be used in the discretion of the Employee. Tatum makes no representation or warranty as to the accuracy or reliability of reports, projections, forecasts, or any other information derived from use of the Resources, and Tatum will not be liable for any claims of reliance on such reports, projections, forecasts, or information. Tatum disclaims all warranties, either express or implied, including, but not limited to, implied warranties of merchantability and fitness for a particular purpose, with regard to all information and applications that may be provided by the Resources or the Tatum Portal. Tatum will not be liable for any non-compliance of reports, projections, forecasts, or information or services with federal, state, or local laws or regulations.

The Company agrees that, with respect to any claims the Company may assert against Tatum in connection with this Resources Agreement or the relationship arising hereunder, Tatum’s total liability will not exceed amounts Tatum Corporation receives (or received) under this Resources Agreement.

As a condition for recovery of any liability, the Company must give Tatum written notice of the alleged basis for liability within thirty (30) days of discovering the circumstances giving rise thereto, provided that the failure of the Company to give such notice will only affect the rights of the Company to the extent that Tatum is actually prejudiced by such failure. In any event, the Company must assert any claim against Tatum within six (6) months after discovery or thirty (30) days after the termination or expiration of this Resources Agreement, whichever is earlier.

Tatum will not be liable in any event for incidental, consequential, punitive, or special damages, including without limitation, any interruption of business or loss of business, profit, or goodwill.

Arbitration

If the parties are unable to resolve any dispute arising out of or in connection with this Resources Agreement, either party may refer the dispute to arbitration by a single arbitrator selected by the parties according to the rules of the American Arbitration Association (“AAA”), and the decision of the arbitrator will be final and binding on both parties. Such arbitration will be conducted by the Englewood, Colorado office of the AAA and governed by Colorado State law. In the event that the parties fail to agree on the selection of the arbitrator within thirty (30) days after either party’s request for arbitration under this paragraph, the arbitrator will be chosen by AAA. The arbitrator may in his discretion order documentary discovery, but in no event may depositions be taken. The arbitrator will have no authority to award punitive damages. Judgment on the award of the arbitrator may be entered in and enforced by any court of competent jurisdiction. The arbitrator will have no authority to award damages in excess or in contravention of this Schedule A and may not amend or disregard any provision of this Schedule A. Notwithstanding the foregoing, no issue related to the ownership of intellectual property will be subject to arbitration but will instead be subject to determination by a court of competent jurisdiction.

Schedule A

Miscellaneous

Tatum represents to the Company that Tatum has conducted its standard screening and investigation procedures with respect to the Employee becoming a partner in Tatum, and the results of the same were satisfactory to Tatum. Except as provided in the immediately preceding sentence, Tatum does not make any representations or warranties concerning the Employee’s qualifications or services.

Tatum shall be entitled to receive all reasonable costs and expenses incidental to the collection of overdue amounts under this Resources Agreement, including but not limited to attorneys’ fees actually incurred.